EXHIBIT 7

Consolidated Report of Condition of
THE BANK OF NEW YORK MELLON

of 240 Greenwich Street, New York, N.Y. 10286
And Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System, at the close of business March 31, 2020, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar amounts in thousands
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	4,072,000
Interest-bearing balances	165,889,000
Securities:
Held-to-maturity securities	37,050,000
Available-for-sale securities	99,180,000
Equity securities with readily determinable fair values not held for trading	56,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	0
Securities purchased under agreements to resell	13,340,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases held for investment	32,279,000
LESS: Allowance for loan and lease losses	124,000
Loans and leases held for investment, net of allowance	32,155,000
Trading assets	6,612,000
Premises and fixed assets (including capitalized leases)	2,967,000
Other real estate owned	1,000
Investments in unconsolidated subsidiaries and associated companies	1,680,000
Direct and indirect investments in real estate ventures	0
Intangible assets:	6,963,000
Other assets	17,072,000
Total assets	387,037,000

LIABILITIES
Deposits:
In domestic offices	207,668,000
Noninterest-bearing	96,706,000
Interest-bearing	110,962,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	130,088,000
Noninterest-bearing	3,997,000
Interest-bearing	126,091,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	524,000
Securities sold under agreements to repurchase	3,654,000
Trading liabilities	5,061,000
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	3,415,000
Not applicable
Not applicable
Subordinated notes and debentures	0
Other liabilities	9,664,000
Total liabilities	360,074,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	11,489,000
Retained earnings	15,814,000
Accumulated other comprehensive income	-1,475,000
Other equity capital components	0
Total bank equity capital	26,963,000
Noncontrolling (minority) interests in consolidated subsidiaries	0
Total equity capital	26,963,000
Total liabilities and equity capital	387,037,000

I, Michael Santomassimo, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.
Michael Santomassimo
Chief Financial Officer
We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Thomas P. Gibbons Samuel C. Scott Joseph J. Echevarria	Directors